Filed Pursuant to Rule 424(b)(2)
Registration No. 333-149629

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate	Amount of
Securities to be Registered	Offering Price	Registration Fee
Debt Securities 5.45% Notes due 2018	$350,000,000	$13,755(1)
Debt Securities 6.60% Notes due 2038	$250,000,000	$ 9,825(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act and has been paid by wire transfer.

Prospectus Supplement
(to prospectus dated March 11, 2008)

$350,000,000 5.45% Notes due 2018

Interest payable March 15 and September 15
Issue price: 99.725%

$250,000,000 6.60% Notes due 2038

Interest payable March 15 and September 15
Issue price: 99.818%

We will pay interest on the notes on March 15 and September 15 of each year, beginning on September 15, 2008. The 5.45% notes due 2018 will mature on March 15, 2018, and the 6.60% notes due 2038 will mature on March 15, 2038. Interest on the notes will accrue from March 14, 2008. We may redeem the notes in whole or in part at any time at the redemption prices described in this prospectus supplement. Upon a change of control triggering event each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes plus accrued interest.

The notes will be our senior unsecured debt obligations and will rank on parity with all of our other senior unsecured indebtedness. The notes of each series will not be convertible or exchangeable.

Investing in our notes involves risks that are described under “Supplemental Risk Factors” beginning on page S-3 of this prospectus supplement and under “Risk Factors” on page 2 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering	Underwriting	Proceeds, before
	price(1)	discount	expenses, to us

Per 5.45% Note due 2018	99.725%	0.650%	99.075%
	$349,037,500	$2,275,000	$346,762,500

Per 6.60% Note due 2038	99.818%	0.875%	98.943%
	$249,545,000	$2,187,500	$247,357,500

Total	$598,582,500	$4,462,500	$594,120,000

(1)	Plus accrued interest, if any, from March 14, 2008.

We do not intend to apply for listing of the notes on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to purchase through the book-entry system of The Depository Trust Company, on or about March 14, 2008.

Joint Book-Running Managers (Notes due 2018)

JPMorgan	Banc of America Securities LLC	Deutsche Bank Securities

Co-Managers

Citi	Goldman, Sachs & Co.	Morgan Stanley

RBS Greenwich Capital	Wachovia Securities

Joint Book-Running Managers (Notes due 2038)

JPMorgan	Goldman, Sachs & Co.	RBS Greenwich Capital

Co-Managers

Banc of America Securities LLC	Citi	Deutsche Bank Securities

Morgan Stanley	Wachovia Securities

March 11, 2008

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information with respect to this offering. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should only assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes and other matters relating to us and our business, properties, financial condition, results of operations and prospects. The second part is the accompanying prospectus, which gives more general information about debt securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, the information in this prospectus supplement replaces the information in the accompanying prospectus.

Except as the context otherwise requires, or as otherwise specified in this prospectus supplement or the accompanying prospectus, the terms “we,” “our,” “us,” “the Company,” and “Dover” refer to Dover Corporation and its subsidiaries. References to “U.S. dollars,” “U.S.$” or “$” are to the currency of the United States of America.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the notes. We are not making any representation to you regarding the legality of an investment in the notes by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision with respect to the notes.

Forward-looking statements

Statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus may constitute “forward-looking statements” within the meaning of the Securities Act, the Exchange Act and the Private Securities Litigation Reform Act of 1995. Statements in this prospectus supplement or the accompanying prospectus that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion” and similar words or phrases. These statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. We cannot assure you that any forward-looking statement will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions, including the factors discussed under “Risk factors” in our filings with the SEC

ii

incorporated by reference. Other important factors to consider in evaluating forward-looking statements include:

•	increasing price and product/service competition by international and domestic competitors, including new entrants;

•	the impact of technological developments and changes on Dover companies, particularly companies in the Electronic Technologies segment;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	changes in the cost or availability of energy or raw materials;

•	changes in customer demand for Dover products and services;

•	the extent to which Dover companies are successful in expanding into new geographic markets, particularly outside North America;

•	the relative mix of products and services, which impacts margins and operating efficiencies;

•	short-term capacity restraints;

•	the achievement of lower costs and expenses;

•	domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, revenue and experimentation credits and other similar programs);

•	unforeseen developments in contingencies such as litigation;

•	protection and validity of patent and other intellectual property rights;

•	the success of the Company’s acquisition program;

•	the cyclical nature of the financial performance of some Dover companies;

•	the impact of natural disasters, such as hurricanes, and their effect on global energy markets;

•	domestic housing industry weakness and related credit market challenges; and

•	geopolitical developments, including possible future terrorist threats and their effect on the worldwide economy.

In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations. It is not possible to predict or identify all risk factors and uncertainties.

If known or unknown risks or uncertainties materialize, or if underlying assumptions prove inaccurate, actual results could vary materially from anticipated, estimated, or projected results. Any forward-looking statements are made as of the date of the document in which they appear. We do not undertake to update any forward-looking statement that we may make from time to time, except as required by law.

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Summary

The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Dover Corporation

Overview

Dover owns and operates a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets.

Dover reports its results in four reportable business segments: Industrial Products; Engineered Systems; Fluid Management; and Electronic Technologies. Dover discusses its operations at the platform level within the Industrial Products, Engineered Systems, and Fluid Management segments, each of which contains two platforms. Electronic Technologies’ results are discussed at the segment level. Dover companies within its business segments and platforms design, manufacture, assemble and/or service the following:

•	Material handling equipment such as industrial and recreational winches, utility, construction and demolition machinery attachments, hydraulic parts, industrial automation tools, four-wheel-drive and all-wheel drive powertrain systems and other accessories for off-road vehicles.

•	Mobile equipment related products including refuse truck bodies, tank trailers, compactors, balers, vehicle service lifts, car wash systems, internal engine components, fluid control assemblies and various aerospace components.

•	Engineered products such as, refrigeration systems, refrigeration display cases, walk-in coolers, foodservice equipment, commercial kitchen air and ventilation systems, heat transfer equipment, food and beverage packaging machines and ATM machines.

•	Product identification related products such as industrial marking and coding systems used to code information (e.g., dates and serial numbers) on consumer products, printing products for cartons used in warehouse logistics operations, bar code printers and portable printers.

•	Energy market production and distribution products such as sucker rods, drill bit inserts for oil and gas exploration, gas well production control devices, control valves, piston and seal rings, control instrumentation, remote data collection and transfer devices, and components for compressors, turbo machinery, motors and generators.

•	Fluid solution products including nozzles, swivels and breakaways used to deliver various types of fuel, suction system equipment, unattended fuel management systems, integrated tank monitoring, pumps used in fluid transfer applications, quick disconnect couplings used in a wide variety of biomedical and commercial applications, and chemical proportioning and dispensing systems.

•	Electronic technology equipment and devices/components such as advanced micro-component products for the hearing aid and consumer electronics industries, high frequency capacitors, microwave electro-magnetic switches, radio frequency and microwave filters, electromagnetic products, frequency control/select components and sophisticated automated assembly and testing equipment.

The Offering

The following is a brief summary of some of the terms of the notes. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. The term “notes” refers, collectively, to the notes due 2018 and the notes due 2038, unless otherwise specified or the context otherwise requires.

Issuer	Dover Corporation

Notes offered	$350,000,000 aggregate principal amount of 5.45% notes due 2018 $250,000,000 aggregate principal amount of 6.60% notes due 2038

Maturity	March 15, 2018 for notes due 2018; and March 15, 2038 for notes due 2038

Interest payment dates	March 15 and September 15, beginning on September 15, 2008

Ranking	The notes will be unsecured and rank on parity with all of our other unsecured and unsubordinated indebtedness.

Optional redemption	We may redeem notes in whole or in part at any time at the redemption prices as described in this prospectus supplement.

Change of control	Upon a change of control triggering event, each holder of notes may require us to repurchase some or all of its notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest.

Further issues	We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional debt securities having the same terms as and ranking equally and ratably with the notes in all respects.

Book-entry	The notes will be issued in book-entry form and will be represented by global securities deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee; and these interests may not be exchanged for certificated notes, except in limited circumstances.

Trustee	The Bank of New York

Use of proceeds	We estimate that the net proceeds from the offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, will be approximately $593.3 million. We intend to use these proceeds to repay commercial paper.

Risk factors	See “Supplemental Risk Factors” included in this prospectus supplement and “Risk Factors” in the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in the notes.

Supplemental risk factors

Before investing in the notes, you should carefully consider the supplemental risks described below in addition to the risks described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated by reference in the accompanying prospectus, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

The notes will not be guaranteed by any of our subsidiaries and will be structurally subordinated to the debt and other liabilities of our subsidiaries.

We conduct substantially all of our operations through our subsidiaries. However, the notes will be obligations exclusively of Dover Corporation and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to trade creditors), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.

There are no financial covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including senior debt, under the indenture, although the indenture does contain a limitation on the amount of secured debt we may incur. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture.

There are no financial covenants in the indenture, other than a limitation on the amount of secured debt we may incur. However, there are financial covenants in the agreement governing our outstanding credit facility and there may be financial covenants in agreements governing our future indebtedness. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you, except to the extent described under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” included in the accompanying prospectus.

We have outstanding indebtedness, and our indebtedness may increase if we issue additional debt securities and do not retire existing debt.

We have outstanding debt and other financial obligations and significant unused borrowing capacity. Our debt level and related debt service obligations could have important consequences. For example, our existing and future debt and other financial obligations could:

•	require us to dedicate significant cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds we have available for other purposes;

•	reduce our flexibility in planning for or reacting to changes in our business and market conditions; and

•	expose us to interest rate risk since a portion of our debt obligations are at variable rates.

If we incur new debt, the risks described above could increase.

We may not be able to repurchase all of the notes upon a change of control triggering event.

As described under “Description of Notes—Change of Control,” we will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange necessary financing on acceptable terms. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the notes for cash.

An active trading market for the notes may not develop.

The notes constitute new issues of securities, for which there is no existing market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. We cannot assure you whether trading markets for the notes will develop, the ability of holders of the notes to sell their notes or the price at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell the notes at any price or at their fair market value.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the notes.

The market price for the notes will depend on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market prices of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. Negative changes in our ratings could have an adverse effect on the market prices of the notes.

Use of proceeds

We estimate that the net proceeds from the sale of the notes in this offering will be approximately $593.3 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We anticipate that we will use the net proceeds from this offering to repay outstanding commercial paper. As of March 7, 2008, we had $651.8 million of commercial paper outstanding with a weighted average interest rate of 2.975%. Pending any specific use of the proceeds, we may initially invest funds in cash equivalents and short-term marketable securities.

Capitalization

The following table sets forth our capitalization as of December 31, 2007 on (1) an actual basis and (2) an as adjusted basis to give effect to the sale of the securities in this offering and the application of the net proceeds therefrom as described under “Use of Proceeds.” You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements and related notes incorporated by reference in the accompanying prospectus. The as adjusted information may not reflect our cash, short-term debt and capitalization in the future.

	December 31, 2007
(in thousands, except as indicated)	Actual	As adjusted

Short-term debt
Commercial paper	$605,474	$12,149
Current portion of long-term debt	33,175	33,175

Total short-term debt	$638,649	$45,324
Long-term debt
6.25% notes due June 1, 2008	$149,993	$149,993
Amortizing private placement due March 30, 2011	133,563	133,563
6.50% notes due February 15, 2011	399,768	399,768
6.65% debentures due June 1, 2028	199,272	199,272
4.875% notes due October 15, 2015	298,456	298,456
5.375% debentures due October 15, 2035	295,571	295,571
Other long-term debt including capital leases	8,555	8,555
5.45% notes due 2018	–	350,000
6.60% notes due 2038	–	250,000

Total long-term debt	$1,485,178	$2,085,178
Less current portion of long-term debt	(33,175)	(33,175)
Long-term debt excluding current portion	$1,452,003	$2,052,003
Stockholders’ equity
Capital stock, $1 par value, authorized 500,000,000 shares; issued 244,547,336 shares	$244,548	$244,548
Additional paid-in capital	353,031	353,031
Comprehensive income	217,648	217,648
Retained earnings	4,870,460	4,870,460
Common shares in treasury, at cost; 50,508,428 shares	(1,739,514)	(1,739,514)

Total stockholders’ equity	$3,946,173	$3,946,173

Total capitalization	$6,036,825	$6,043,500

Description of notes

The following description of the terms of the notes offered hereby (each a series of debt securities) supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms of debt securities set forth in the accompanying prospectus, to which description reference is hereby made. In this “Description of Notes,” section, the terms “we,” “our,” “us,” “the Company” and “Dover” refer solely to Dover Corporation (and not its subsidiaries). The term “notes” refers, collectively, to the notes due 2018 and the notes due 2038, unless otherwise specified or the context otherwise requires.

General

The notes due 2018 and the notes due 2038 will be issued under our indenture dated February 8, 2001 between us and The Bank of New York, a New York banking corporation (the successor trustee to both Bank One Trust Company, N.A. and JPMorgan Chase Bank, N.A.), as supplemented by the first supplemental indenture dated October 13, 2005 and second supplemental indenture to be entered into between us and The Bank of New York, as trustee (together, the “indenture”).

The notes due 2018 and the notes due 2038 will constitute separate series of notes under the indenture. Accordingly, an event of default with respect to the notes due 2018 will not necessarily constitute an event of default with respect to the notes due 2038, and vice versa. Similarly, a change of control triggering an event with respect to the notes due 2018 will not necessarily constitute a change of control triggering event with respect to the notes due 2038, and vice versa.

The notes due 2018 will initially be limited to $350,000,000 aggregate principal amount and will mature on March 15, 2018. The notes due 2038 will initially be limited to $250,000,000 aggregate principal amount and will mature on March 15, 2038.

The notes due 2018 and notes due 2038 notes will bear interest at the rate of 5.45% per year and 6.60% per year, respectively, accruing from March 14, 2008 or the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the notes semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2008, to persons in whose names the notes are registered at the close of business on the preceding March 1 or September 1, as the case may be. We will issue the notes in minimum denominations of $2,000 and integral multiples of $1,000.

The notes due 2018 and the notes due 2038 will be our senior unsecured debt obligations and will rank on parity with all of our other senior unsecured indebtedness.

The notes will not have the benefit of any sinking fund. The notes of each series will not be convertible or exchangeable.

The provisions of the indenture relating to defeasance and covenant defeasance as described in the accompanying prospectus will apply to the notes.

Optional redemption

The notes of each series will be redeemable, in whole at any time or in part from time to time, at our option at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 30 basis points (in the case of the notes due 2018) and 35 basis points (in the case of the notes due 2038), plus in each case accrued interest thereon to, but excluding, the date of redemption. Notwithstanding the foregoing, installments of interest on notes to be redeemed that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (2) if we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations, or (3) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and Greenwich Capital Markets, Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. (New York City time), on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to actual or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the Trustee by a method the Trustee deems to be fair and appropriate.

Change of control

If a change of control triggering event occurs with respect to the notes of a series, unless we have exercised our option to redeem the notes of that series as described above, we will be required to make an offer (the “change of control offer”) to each holder of the then outstanding notes of that series, as applicable to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of that series on the terms set forth in the notes, as applicable. In the change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (the “change of control payment”). Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of the notes of that series, describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase the securities on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “change of control payment date”).

The notice will, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on the change of control triggering event occurring on or prior to the change of control payment date.

On the change of control payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the change of control offer;

•	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the change of control payment date an event of default under the indenture, other than a default in the payment of the change of control payment upon a change of control triggering event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any such securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

“Change of control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than our Company or one of our subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the indenture) (other than our Company or one of our subsidiaries); or (3) the first day on which a majority of the members of our Board of Directors are not continuing directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (1) we become a direct or indirect wholly-owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company.

“Change of control triggering event” means, with respect to the notes due 2018 or the notes due 2038, the occurrence of both a change of control and a rating event with respect to the notes of that series.

“Continuing directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc.

“Rating agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes of a series or fails to make a rating of the notes of that series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating event” means, with respect to the notes due 2018 or the notes due 2038, the rating on the notes of that series is lowered by each of the rating agencies and the notes of that series are rated below an investment grade rating by each of the rating agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the notes of that series is under publicly announced consideration for a possible downgrade by any of the rating agencies) after the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or our intention to effect a change of control; provided, however, that a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a rating event for purposes of the definition of change of control triggering event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at our or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the rating event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of change of control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our and our subsidiaries’ properties or assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of this phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such holder’s notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our and our subsidiaries’ assets taken as a whole to another person or group may be uncertain.

Defeasance; satisfaction and discharge

The notes will be subject to defeasance and discharge and to defeasance of certain covenants as set forth in the indenture. See “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus.

Further issues

We may from time to time, without the consent of existing note holders, as applicable, create and issue further notes having the same terms and conditions as the notes in all respects, except for issue date, issue price and the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes, as the case may be.

Book-entry system

The notes initially will be issued in book-entry form and represented by global securities. The Depository Trust Company (“DTC”), New York, New York, will act as securities depositary for the notes. Each global security will be deposited with, or on behalf of DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC, or in another name as may be required by an authorized representatives of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below or in the accompanying prospectus, a global security may only be transferred as a whole by the depositary to its nominee or by a nominee to the depositary or any successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, banks, trust companies and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the Financial Industry Regulatory Authority. Access to DTC’s system is also available to others such as securities brokers and dealer, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, sometimes referred to as indirect participants. The rules applicable to the DTC and its direct and indirect participants are on file with the SEC.

Purchases of the global securities under DTC’s system must be made by or through direct participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of the actual purchaser of the global securities, called the beneficial owners, is in turn recorded on the direct and indirect participants’ records. While beneficial owners will not receive written confirmation from DTC of their purchase, they are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests, except in the event that use of the book-entry system for the global security is discontinued.

The laws of some states may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the notes.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual owners of beneficial interests in a note; DTC’s records reflect only the identity of the direct participants to whose accounts the note is credited, which may or not be the beneficial owners. The direct and indirect participants will remain responsible for keeping records of the holdings of owners of beneficial interests on behalf of their customers. As long as DTC, or its nominee, is the registered owner of a global security, we will consider the depositary or the nominee, as the case may be, to be the sole owner and holder of the global security and the underlying note for all purposes under the indenture.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of a note under the indenture. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them subject to any legal requirements in effect from time to time.

In any case where a vote may be required with respect to the notes, neither DTC nor its nominee will give consents for or vote the global securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of the nominee to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

We will make all payments of principal of and any premium and interest on the notes to Cede & Co., or such other nominee as may be requested by authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case for securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC, the trustee or of us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC or its nominee, as the case may be, is our responsibility, disbursement of payment to direct participants is the responsibility of the depositary, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants. We, the trustee and any of our agents will not have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interest in a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

DTC is under no obligation to provide its services as depositary for the notes and may discontinue providing its services at any time by giving reasonable notice to use or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained security certificates are required to be printed and delivered. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

We may decide to discontinue use of the system of book-entry transfers through the depositary or a successor depositary. In that event, security certificates will be printed and delivered to DTC.

We have obtained the information in this section concerning DTC and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Concerning the trustee

The Bank of New York, a New York banking corporation, is the trustee under the indenture. We may maintain deposit accounts or conduct other banking transactions with the trustee in the ordinary course of business.

Governing law

The indenture and the notes will be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Certain United States federal income tax considerations

The following is a summary of the material United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and decisions thereunder now in effect (or, in the case of certain United States Treasury Regulations, now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold the notes as “capital assets” (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, including, but not limited to, banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the notes as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes, persons that received notes as compensation for the performance of services, individual retirement accounts and other tax deferred accounts, persons subject to the alternative minimum tax, or “United States holders” (as defined below) that have a “functional currency” other than the U.S. dollar. This summary discusses the tax considerations applicable only to the initial purchasers of the notes who purchase the notes at their “issue price” as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

If the notes are held by a partnership, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

We encourage investors considering the purchase of notes to consult their own tax advisors with respect to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

United States holders

As used in this tax discussion, a “United States holder” means the beneficial owner of a note that for United States federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for United States federal income tax purposes, or a partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Payment of interest

The notes are not issued with original issue discount, and thus interest on a note generally will be includable in the income of a United States holder as ordinary income at the time the interest is received or accrued, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Sale, exchange or redemption of the notes

Upon the sale, exchange or redemption of a note, a United States holder generally will recognize capital gain or loss equal to the difference between:

•	the amount of cash proceeds and the fair market value of any property received on the sale, exchange, or redemption (except to the extent this amount is attributable to accrued interest income, which is taxable as ordinary interest income to the extent not previously included in income); and

•	the holder’s adjusted tax basis in the note.

A United States holder’s adjusted tax basis in a note generally will equal the cost of the note to the holder. The tax rate applicable to this capital gain will depend, among other things, upon the United States holder’s holding period for the notes that are sold, exchanged or redeemed. Generally, capital gain of non-corporate United States holders in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to substantial limitations.

Information reporting and backup withholding tax

In general, information reporting requirements will apply to certain non-corporate United States holders with respect to payments of principal and interest on a note and to the proceeds of the sale of a note, and a backup withholding tax (currently 28%) may apply to these payments if:

•	the United States holder fails to furnish or certify his correct taxpayer identification number to the payor in the manner required;

•	the payor is notified by the IRS that the United States holder has failed to report payments of interest or dividends properly or that the taxpayer identification number furnished to the payor is incorrect; or

•	under certain circumstances, the United States holder fails to certify that he is not subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. Any amounts withheld from a payment to a United States holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the United States holder to a refund, provided that the required information is furnished to the IRS.

Non-United States holders

The following is a summary of the material United States federal income and estate tax consequences that will apply to a non-United States holder of the notes. As used in this tax discussion, a non-United States holder means any beneficial owner of a note that is not a United States holder. The rules governing the United States federal income and estate taxation of a non-United States holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to certain non-United States holders such as United States expatriates, “controlled foreign corporations” and “passive foreign investment companies,” and such individuals or entities are urged to consult their tax advisors to determine the tax consequences that may be relevant to them. WE ENCOURAGE NON-UNITED STATES HOLDERS TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

Payment of interest

Generally, payment of interest on a note to a non-United States holder will qualify for the “portfolio interest exemption” and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest is not effectively connected with a United States trade or business of the non-United States Holder and provided that the non-United States holder:

•	does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	is not, for United States federal income tax purposes, a controlled foreign corporation related to us actually or constructively through stock ownership;

•	is not a bank receiving this interest pursuant to a loan entered into in the ordinary course of its trade or business; and

•	either

▶	provides IRS Form W-8BEN (or a suitable substitute form) signed under penalties of perjury that includes its name and address and certifies as to its non-United States holder status in compliance with applicable law and regulations; or

▶	holds its notes through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that the holder and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

Special certification rules apply to non-United States holders that are pass-through entities rather than corporations or individuals. Prospective investors are urged to consult their tax advisors regarding the certification requirements for such non-United States holders.

Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest if the interest income is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-United States holder delivers IRS Form W-8ECI (or successor form) to the payor.

Interest income of a non-United States holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

Sale, exchange or redemption of the notes

A non-United States holder of a note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption or other disposition of the notes unless:

•	the gain is effectively connected with a United States trade or business of the non-United States holder (and, if required by an applicable treaty, is attributable to a United States permanent establishment);

•	in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	the non-United States holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

If gain is described in the first bullet point above, a non-United States holder generally will be subject to United States federal income tax on the net gain derived from the sale in the same manner as a United States holder. Any such effectively connected gain received by a corporate non-United States holder may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). A non-United States holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses. We encourage such holders (as well as United States expatriates) to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes.

Certain United States federal estate tax considerations for non-United States holders

A note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for United States federal estate tax purposes, provided that that holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and provided that, at the time of the holder’s death, payments with respect to that note would not have been effectively connected with the holder’s conduct of a trade or business within the United States.

Information reporting and backup withholding tax

Except as described below, United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on a note to a non-United States holder if the holder satisfies the certification and identification requirements described in “Non-United States holders—Payment of Interest” or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person or that the conditions of any exemption are not, in fact, satisfied.

Generally, the payor reports to the IRS and to each non-United States holder the amount of interest on a note paid to such non-United States holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty.

Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable United States Treasury Regulations), unless the broker:

•	is a United States person;

•	derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business;

•	is a controlled foreign corporation as to the United States; or

•	is a foreign partnership in which one or more United Sates persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership which is engaged in a trade or business in the United States.

Payment of the proceeds of any sale effected outside the United States by a foreign office of any broker that is described in the bullet points in the preceding sentence will not be subject to backup withholding tax, but will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note satisfies the certification and identification requirements described in “Non-United States holders—Payment of Interest” or otherwise establishes an exemption (and the broker does not have actual knowledge or reason to know that the owner is a United States person or that the conditions of any exemption are not, in fact, satisfied).

Any amounts withheld from a payment to a non-United States holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the non-United States holder to a refund, provided that the required information is provided to the IRS.

Underwriting

We intend to offer the notes through the underwriters. Subject to the terms and conditions described in an underwriting agreement and related pricing agreement (together, the “underwriting agreement”) between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

	Principal amount of	Principal amount of
Underwriter	notes due 2018	notes due 2038

J.P. Morgan Securities Inc.	$87,500,000	$62,500,000
Banc of America Securities LLC	87,500,000	12,500,000
Deutsche Bank Securities Inc.	87,500,000	12,500,000
Goldman Sachs & Co.	17,500,000	62,500,000
Greenwich Capital Markets, Inc.	17,500,000	62,500,000
Citigroup Global Markets Inc.	17,500,000	12,500,000
Morgan Stanley & Co. Incorporated	17,500,000	12,500,000
Wachovia Capital Markets, LLC	17,500,000	12,500,000

Total	$350,000,000	$250,000,000

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering prices on the cover page of this prospectus, and to dealers at that price less a concession not in excess of 0.40% of the principal amount of the notes due 2018 and 0.50% of the principal amount of the notes due 2038. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of 0.25% of the principal amount of the notes due 2018 and 0.25% of the principal amount of the notes due 2038. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $795,000 and are payable by us.

New issue of notes

The notes are new issues of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make markets in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and short positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering (i.e., if they sell more notes than are on the cover page of this prospectus supplement) the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, the underwriters or their respective affiliates have been or are lenders under one or more of our credit facilities or are dealers for our commercial paper program.

This offering is being conducted pursuant to Conduct Rule 2710(h) of the Financial Industry Regulatory Authority.

Legal matters

Joseph W. Schmidt, Esq., our Vice President, General Counsel and Secretary, will pass upon the validity of the notes for us. Simpson Thacher & Bartlett LLP will pass upon the validity of the notes for the underwriters.

Experts

The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

PROSPECTUS

DOVER CORPORATION

DEBT SECURITIES

This prospectus contains a general description of the debt securities that Dover Corporation may offer for sale from time to time in one or more offerings. We will describe the specific terms of the debt securities that we offer, and the specific manner in which they may be offered, in one or more prospectus supplements at the time of each offering.

We may sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. If any offering involves underwriters, dealers or agents, we will describe our arrangements with them in the prospectus supplement that relates to that offering.

This prospectus may not be used to offer and sell the debt securities unless accompanied by a prospectus supplement. A prospectus supplement may add, update or change information contained in this prospectus. Before you invest in any debt securities, you should read this prospectus and the applicable prospectus supplement or supplements, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our debt securities involves risk. See “Risk Factors” beginning on page 2 of this prospectus.

The date of this prospectus is March 11, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement or supplements. We have not authorized any other person to provide you with different information with respect to this offering. This document may only be used where it is legal to sell these securities. You should only assume that the information in this prospectus or any prospectus supplement or supplements is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since that date. We are not, and no underwriter is, making an offer of these debt securities in any state where the offer is not permitted.

(i)

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act of 1933, as amended). By using an automatic shelf registration statement, we may, at any time and from time to time, sell debt securities under this prospectus in one or more offerings in an unlimited amount. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, see that agreement or document for a complete description of these matters.

This prospectus provides you with a general description of the debt securities that we may offer. Each time we use this prospectus to offer debt securities, we will provide you with a prospectus supplement or supplements that will describe the specific terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

To understand the terms of our debt securities, you should carefully read this document and the applicable prospectus supplement or supplements. Together they provide the specific terms of the debt securities we are offering. You should also read the documents we have referred you to under “Where You Can Find More Information” for information on our company and our business, properties, financial condition, results of operations and prospects. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

References in this prospectus to “Dover,” the “Company,” “we,” “us” and “our” refer to Dover Corporation and its subsidiaries.

DOVER CORPORATION

Dover Corporation, incorporated in 1947 in the State of Delaware, became a publicly traded company in 1955. Dover owns and operates a global portfolio of manufacturing companies providing innovative components and equipment, specialty systems and support services for a variety of applications in the industrial products, engineered systems, fluid management and electronic technologies markets.

Dover reports its results in four reportable business segments — Industrial Products, Engineered Systems, Fluid Management and Electronic Technologies.

Our corporate headquarters are located at Dover Corporation, 280 Park Avenue, New York, NY 10017, and our telephone number is (212) 922-1640.

Our website is www.dovercorporation.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

RISK FACTORS

Our business is subject to risks and uncertainties. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K and other SEC filings. It is possible that our business, properties, financial condition, results of operations or prospects could be materially adversely affected by any of these risks and uncertainties.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, we have filed a registration statement and related exhibits with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov or at our website at www.dovercorporation.com. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-3000.

You may also obtain copies of this information at prescribed rates by writing to the public reference section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede any inconsistent information in this prospectus and in our other filings with the SEC.

We incorporate by reference the following documents that we previously filed with the SEC (other than information in such documents that is deemed not to be filed):

•	our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 28, 2008 (SEC File No. 001-04018);

•	our current reports on (i) Form 8-K, filed with the SEC on February 19, 2008 (SEC File No. 001-04018) and August 3, 2007 (SEC File No. 001-04018); and (ii) Form 8-K/A filed on November 14, 2007 (SEC File No. 001-04018); and

•	our Proxy Statement for the 2007 annual meeting of shareholders, filed with the SEC on March 6, 2007 (SEC File No. 001-04018).

These documents contain important information about our business and our financial performance.

We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of the filing of the registration statement and prior to the termination of the offering; provided, however, that we are not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless, and to the extent, specified in any such Current Report on Form 8-K. Our future filings with the SEC will automatically update and supersede any inconsistent information in this prospectus.

You may obtain a free copy of these filings from us by telephoning or writing to us at the following address and telephone number:

Dover Corporation
280 Park Avenue
New York, NY 10017
Attention: Corporate Secretary
Telephone: (212) 922-1640

FORWARD-LOOKING STATEMENTS

Statements included in this prospectus and the documents incorporated by reference may constitute “forward-looking statements’’ within the meaning of the Securities Act, the Exchange Act and the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion” and similar words or phrases. These statements relate to, among other things, income, earnings, cash flows, changes in operations, operating improvements, industries in which Dover companies operate and the U.S. and global economies. We cannot assure you that any forward-looking statement will be realized, although we believe that we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties, and the possibility of inaccurate assumptions, including the factors discussed under “Risk factors” in our filings with the SEC incorporated by reference. Other important factors to consider in evaluating forward-looking statements include:

•	increasing price and product/service competition by international and domestic competitors, including new entrants;

•	the impact of technological developments and changes on Dover companies, particularly companies in the Electronic Technologies segment;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	changes in the cost or availability of energy or raw materials;

•	changes in customer demand for Dover products and services;

•	the extent to which Dover companies are successful in expanding into new geographic markets, particularly outside North America;

•	the relative mix of products and services, which impacts margins and operating efficiencies;

•	short-term capacity restraints;

•	the achievement of lower costs and expenses;

•	domestic and foreign governmental and public policy changes including environmental regulations and tax policies (including domestic and international export subsidy programs, research and experimentation credits and other similar programs);

•	unforeseen developments in contingencies such as litigation;

•	protection and validity of patent and other intellectual property rights;

•	the success of the Company’s acquisition program;

•	the cyclical nature of some of Dover’s companies;

•	the impact of natural disasters, such as hurricanes, and their effect on global energy markets;

•	domestic housing industry weakness and related credit market challenges; and

•	geopolitical developments, including possible future terrorist threats, and their effect on the worldwide economy.

In addition, forward-looking statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. It is not possible to predict or identify all risk factors and uncertainties.

If known or unknown risks or uncertainties materialize, or if underlying assumptions prove inaccurate, actual results could vary materially from anticipated, estimated or projected results. Any forward-looking statements are made as of the date of the document in which they appear. We do not undertake to update any forward-looking statement that we may make from time to time, except as required by law.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. General corporate purposes may include repayment of debt, additions to working capital, capital expenditures, investments in our subsidiaries, possible acquisitions and the repurchase, redemption or retirement of securities, including shares of our common stock. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes included in documents incorporated by reference in this prospectus.

	Years Ended December 31,
	2007	2006	2005	2004	2003

Ratios of earnings to fixed charges	7.53	8.30	6.93	7.05	5.29

We have computed these ratios by dividing earnings available for fixed charges for each period by fixed charges for that period. We calculated earnings available for fixed charges by adding pre-tax income from continuing operations and fixed charges. Fixed charges represent the sum of interest expense, including the amount we amortize for debt financing costs, and our estimate of the amount of interest within our rental expense.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. We will issue the debt securities under an indenture between us and a trustee whom we will select, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. We may issue debt securities from time to time in one or more series. We will describe in a prospectus supplement the particular terms of each series, or of debt securities forming a part of a series, which are offered by that prospectus supplement. If any information in the prospectus supplement differs from the general terms described below, you should rely on the information in the prospectus supplement with respect to the particular debt securities being offered.

The following description of the debt securities summarizes certain of the material provisions of the indenture and the debt securities. This summary is not intended to be a full restatement of all of the terms of the debt securities. We urge you to read the indenture and, with respect to any particular debt securities, the indenture supplement related to such debt securities which will be described in the applicable prospectus supplement or supplements, because they, and not this description, will define your rights as a holder of the debt securities.

The numerical references in parentheses below are to sections of the indenture. Unless otherwise indicated, terms used in the following summary that are defined in the indenture have the meanings used in the indenture.

We conduct substantially all our business through subsidiaries. Although the debt securities are our senior obligations, they are effectively subordinated to all existing and future liabilities of our subsidiaries. The indenture does not restrict the ability of our subsidiaries to incur indebtedness. Because we are a holding company, our ability to service our indebtedness is dependent on dividends and other payments made to us on our investments in our subsidiaries.

General

The indenture provides that we may issue debt securities in separate series from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. (Section 301) The debt securities will be our unsecured obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness.

We will set forth in the applicable prospectus supplement or supplements the price or prices at which the debt securities we will offer will be issued. We will also describe the following terms of such debt securities:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	the date or dates on which the principal of any of the debt securities will be payable;

•	the person to whom any interest on any of the debt securities of the series shall be payable, if other than the person in whose name that debt security is registered at the close of business on the regular record date for such interest;

•	the rate or rates at which any of the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which any interest will be payable and the regular record date for any such interest payable on any interest payment date;

•	the place or places where the principal of and any premium and interest on any of the debt securities will be payable;

•	the period or periods within which, the price or prices at which and the terms and conditions on which we may redeem any of the debt securities in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of the holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which we will redeem or purchase any of the debt securities in whole or in part, pursuant to any such obligation;

•	the denominations in which any of the debt securities will be issuable, if other than denominations of $1,000 and any integral multiple of $1,000;

•	if other than the currency of the United States of America, (a) the currency, currencies or currency units in which the principal of or any premium or interest on any of the debt securities will be payable, and (b) the manner in which the equivalent of the principal amount thereof in the currency of the United States of America will be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time;

•	if other than the entire principal amount of the debt securities, the portion of the principal amount of any of the debt securities which will be payable upon declaration of acceleration of the maturity thereof;

•	if the principal amount payable at the stated maturity of any of the debt securities will not be determinable as of any one or more dates prior to the stated maturity, the amount which will be deemed to be the principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date, or, in any such case, the manner in which the deemed principal amount is to be determined;

•	if applicable, that the debt securities, in whole or any specified part, are defeasible pursuant to certain provisions of the indenture and, if other than by a board resolution, the manner in which any election by the Company to defease such securities shall be evidenced;

•	whether any of the debt securities will be issuable in whole or in part in the form of one or more global securities and, if so, the respective depositaries for the global securities and the form of any legend or legends any such global security will bear in addition to or in lieu of the legend referred to in the indenture;

•	if different from those described in the indenture, any circumstances under which any global security may be exchanged in whole or in part for debt securities registered, and any transfer of a global security in whole or in part may be registered, in the names of persons other than the depositary for such global security or its nominee;

•	any addition to or change in the events of default applicable to any of the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	any addition to or change in the covenants in the indenture applicable to any of the debt securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the indenture. (Section 301)

We may sell debt securities, including original issue discount securities, at a substantial discount below their principal amount. We may describe in the applicable prospectus supplement or supplements certain special United States federal income tax considerations, if any, applicable to debt securities sold at an original issue discount. In addition, we may describe in the applicable prospectus supplement or supplements certain special United States federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than United States dollars.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement or supplements, only in denominations of $1,000 and integral multiples thereof. (Section 302)

At the option of the holder, subject to the terms of the indenture and the limitations applicable to global securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

Subject to the terms of the indenture and the limitations applicable to global securities, holders may present debt securities for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the security registrar or at the office of any transfer agent we designate for such purpose. Holders will not incur any service charge for any registration of transfer or exchange of debt securities. We may require, however, payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration. Such transfer or exchange will occur at such time as the security registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar. We will name in the applicable prospectus supplement or supplements any transfer agent, in addition to the security registrar, we initially designate for any debt securities. (Section 305) We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. (Section 1002)

If the debt securities of any series, or of any series and specified terms, are to be redeemed in part, we will not be required to:

•	issue, register the transfer of or exchange any security of that series, or of that series and specified terms, as the case may be, during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such security that may be selected for redemption and ending at the close of business on the day of such mailing; or

•	register the transfer of or exchange any security so selected for redemption, in whole or in part, except the unredeemed portion of any such security being redeemed in part. (Section 305)

Global Securities

Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each global security (a) will be registered in the name of a depositary or a nominee of such depositary identified in the applicable prospectus supplement or supplements, (b) will be deposited with such depositary or nominee or a custodian, and (c) will bear a legend regarding the restrictions on exchanges and registration of transfer of such security referred to below and any such other matters as may be provided for pursuant to the indenture.

Notwithstanding any provision of the indenture or any security described here, no global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or has ceased to be qualified to act as a depositary as required by the indenture;

•	there has occurred and is continuing an event of default with respect to the debt securities represented by such global security; or

•	there exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

All securities issued in exchange for a global security or any portion thereof will be registered in such names as the depositary may direct. (Sections 204 and 305)

As long as the depositary, or its nominee, is the registered holder of a global security, we will consider the depositary or such nominee, as the case may be, to be the sole owner and holder of such global security and the debt securities represented thereby for all purposes under the debt securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not:

•	be entitled to have such global security or any debt securities represented thereby registered in their names;

•	receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor; or

•	be considered to be the owners or holders of such global security or any debt securities represented thereby for any purpose under the debt securities or the indenture.

We will make all payments of principal of and any premium and interest on a global security to the depositary or its nominee, as the case may be, as the holder of such security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions that have accounts with the depositary or its nominee, and to persons that may hold beneficial interests through these institutions. These institutions are called participants. In connection with the issuance of any global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by (a) the depositary, with respect to participants’ interests, or (b) any such participant, with respect to interests of persons held by such participant on their behalf. Payments, transfers, exchanges and others matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time. We, the trustee and any of our agents will not have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a security on any interest payment date will be made to the person in whose name such security, or one or more predecessor securities, is registered at the close of business on the regular record date for such interest. (Section 307)

Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the person entitled to such payment as such address appears in the security register. Unless otherwise indicated in the applicable prospectus supplement or supplements the corporate trust office of the trustee in The City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents we initially designate for the debt securities of a particular series will be named in the applicable prospectus supplement or supplements. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

All moneys we pay to a paying agent for the payment of the principal of or any premium or interest on any security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such security after such time may look only to us for payment of the principal of or any premium or interest on the security. (Section 1003)

Covenants

The indenture contains the following covenants:

Limitation on Secured Debt

We may not, and may not permit any restricted subsidiary to, incur or guarantee any evidence of indebtedness for money borrowed secured by a lien on any (a) principal property or any part thereof, (b) capital stock of a restricted subsidiary we or any restricted subsidiary now own or hereafter acquire or (c) debt of a restricted subsidiary owed to us or any of our restricted subsidiaries, except if:

•	we effectively provide that the debt securities are secured equally and ratably with, or, at our option, prior to, such secured debt; and

•	any other debt required to be so secured, unless the aggregate amount of all such secured debt, plus all our and our restricted subsidiaries’ attributable debt with respect to sale and leaseback transactions involving principal properties (with the exception of such transactions which are excluded under the indenture), would not exceed 10% of our consolidated net tangible assets.

The foregoing restriction will not apply to, and we will exclude from debt in any computation under such restriction, the following items:

•	debt secured by a lien in our favor or in favor of a restricted subsidiary;

•	debt secured by a lien in favor of governmental bodies to secure progress or advance payments or payments pursuant to contracts or statute;

•	debt secured by a lien on property, capital stock or debt existing at the time of acquisition thereof, including acquisition through merger, consolidation or otherwise;

•	debt incurred or guaranteed to finance the acquisition of property, capital stock or debt, or to finance construction on, or improvement or expansion of, property, which debt is incurred within 180 days of such acquisition or completion of construction, improvement or expansion, and is secured solely by a lien on the property, capital stock or debt acquired, constructed, improved or expanded;

•	debt consisting of industrial revenue or pollution control bonds or similar financing secured solely by a lien on the property the subject thereof; or

•	any extension, renewal or replacement of any debt referred to in the third and fourth clauses above. (Section 1008)

Limitation on Sale and Leaseback Transactions

Neither we nor any restricted subsidiary may enter into any sale and leaseback transaction involving any principal property or any part thereof after the date of the indenture unless the aggregate amount of all our attributable debt and that of our restricted subsidiaries with respect to such transactions plus all secured debt to which the restrictions described above apply would not exceed 10% of our consolidated net tangible assets.

The foregoing restriction will not apply to any sale and leaseback transaction, and we will exclude any sale and leaseback transaction from attributable debt in any computation under such restriction, if:

•	the lease is for a period of three years or less, including renewal rights;

•	the lease secures or relates to industrial revenue or pollution control bonds or similar financing;

•	the transaction is between us and a restricted subsidiary or between restricted subsidiaries; or

•	we or such restricted subsidiary, within 180 days after the sale is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of the principal property leased or (B) the fair market value of the principal property leased either to (1) the retirement of debt securities, other of our funded debt ranking on a parity with the debt securities, or funded debt of a restricted subsidiary or (2) the purchase of other property which will constitute a principal property having a value at least equal to the value of the principal property leased. (Section 1009)

Mergers, Consolidations and Certain Sales of Assets

We will not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of our properties and assets to any person or group of affiliated persons or permit any of our restricted subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, transfer, lease or disposal of all or substantially all of our and our restricted subsidiaries’ properties and assets on a consolidated basis to any other person or group of affiliated persons, unless the following conditions, among others, are met. In a transaction in which we do not survive or in which we sell, lease or otherwise dispose of all or substantially all of our assets, our successor entity must be organized under the laws of the United States of America or any State thereof or the District of Columbia and must expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of our obligations under the indenture. Immediately before and after giving effect to such transaction and treating any debt which becomes our or our restricted subsidiary’s obligation as a result of such transaction as if incurred at the time of the transaction, no event of default or event that with the passing of time or the giving of notice, or both, would constitute an event of default can have occurred and be continuing. If, as a result of any such transaction, our property or assets or that of any restricted subsidiary would become subject to a lien prohibited by the provisions of the indenture, we or our successor entity must have secured the debt securities as required by the indenture.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

•	failure to pay principal of or any premium on any security of that series when due;

•	failure to pay any interest on any debt securities of that series when due, continued for 30 days;

•	failure to deposit any sinking fund payment, when due, in respect of any security of that series;

•	failure to perform any other of our covenants in the indenture, other than a covenant included in the indenture solely for the benefit of a series other than that series, continued for 60 days after written notice has been given by the trustee, or the holders of at least 10% in principal amount of the outstanding debt securities of that series, as provided in the indenture; and

•	certain events in bankruptcy, insolvency or reorganization involving us or any restricted subsidiary. (Section 501)

If an event of default, other than the last event of default described in the paragraph above, with respect to the debt securities of any series at the time outstanding occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series by notice as provided in the indenture may declare the principal amount of the debt securities of that series, or, in the case of any security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such security, to be due and payable immediately. If the last event of default described in the paragraph above with respect to the debt securities of any series at the time outstanding occurs, the principal amount of all the debt securities of that series, or, in the case of any such original issue discount security or other security, such specified amount, will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived as provided in the indenture. (Section 502)

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 512)

No holder of a security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

•	such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

However, such limitations do not apply to a suit instituted by a holder of a security for the enforcement of payment of the principal of or any premium or interest on such security on or after the applicable due date specified in such security. (Section 508)

We will furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults. (Section 1004)

Modification and Waiver

Supplemental Indentures Requiring Consent of Holders

We (with the authorization of our board of directors) and the trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such modification or amendment, provided that no such modification or amendment may, without the consent of the holder of each outstanding security affected by such modification or amendment:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any security;

•	reduce the principal amount of, or any premium or interest on, any security;

•	reduce the amount of principal of an original issue discount security or any other security payable upon acceleration of the maturity thereof;

•	change the place or currency of payment of principal of, or any premium or interest on, any security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any security;

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture;

•	reduce the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•	modify such provisions with respect to modification and waiver except to increase percentages or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder affected thereby. (Section 902)

Supplemental Indentures Not Requiring Consent of Holders

Without the consent of any holders of debt securities, we and the trustee may supplement the indenture, among other things, to:

•	evidence that another entity has succeeded us and assumed the covenants and obligations of us under the debt securities and the indenture;

•	add covenants for the benefit of the holders of debt securities, or to surrender any right or power conferred to us under the indenture;

•	add additional events of default for the benefit of holders of debt securities;

•	add to or change any provision in the indenture to the extent necessary for the debt securities to be issued in bearer form, and with or without interest coupons, or to permit the issuance of debt securities in uncertificated form; or

•	modify or eliminate any provision of the indenture in respect of the debt securities; provided that such modification (A) will not apply to any debt security created prior to the execution of such supplemental indenture and entitled to the benefit of the existing provision, nor modify the rights of the holder of any debt securities with respect to the existing provision or (B) will only become effective with there is no such debt security outstanding.

•	pledge property to the trustee as security for the debt securities;

•	establish the form and terms of any series of debt securities as permitted by in the indenture;

•	evidence any change of the trustee with respect to any series of debt securities, or provide for the administration of the trusts under the indenture by an additional trustee; or

•	cure any ambiguity, correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture or make any other provisions with respect to matters or questions arising under the indenture; provided that the interests of the holders of the debt securities are not adversely affected. (Section 901)

The holders of a majority in principal amount of the outstanding debt securities of any series may waive our compliance with certain restrictive provisions of the indenture. (Section 1010) The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding security of such series affected. (Section 513)

The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given or taken any direction, notice, consent, waiver or other action under the indenture as of any date:

•	the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the maturity thereof to such date;

•	if, as of such date, the principal amount payable at the stated maturity of a security is not determinable, for example, because it is based on an index, the principal amount of such security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such security; and

•	the principal amount of a security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such security, of the principal amount of such security, or, in the case of a security described in either of the first two clauses above, of the amount described in that clause. Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1302 of the indenture, will not be deemed to be outstanding. (Section 101)

Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of a particular series, such action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. Holders of the requisite principal amount of such debt securities within a specified period following the record date must take such action for it to be effective. For any particular record date, this period will be 180 days or such period as we may specify, or as the trustee may specify, if it set the record date, and may be shortened or lengthened, but not beyond 180 days, from time to time. (Section 104)

Redemption

The specific terms of any redemption of a series of debt securities will be contained in the prospectus supplement or supplements for that series. Generally, we must send notice of redemption to the holders at least 30 days but not more than 60 days prior to the redemption date. The notice will specify:

•	the principal amount being redeemed;

•	the redemption date;

•	the redemption price;

•	the place or places of payment;

•	the CUSIP number of the debt securities being redeemed;

•	whether the redemption is pursuant to a sinking fund;

•	that on the redemption date, interest will cease to accrue; and

•	if bearer debt securities are being redeemed, that those bearer debt securities must be accompanied by all coupons maturing after the redemption date or the amount of the missing coupons will be deducted from the redemption price, or indemnity must be furnished, and whether those bearer debt securities may be exchanged for registered debt securities not being redeemed. (Section 1104)

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 1105)

If less than all the debt securities are being redeemed, the trustee shall select the debt securities to be redeemed using a method it considers fair. (Section 1103) After the redemption date, such securities shall cease to bear interest, and holders of debt securities which were redeemed will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (Section 1106)

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement or supplements, we may elect, at our option at any time, to have certain provisions of the indenture relating to defeasance and discharge of indebtedness or defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series. (Section 1301)

Defeasance and Discharge

The indenture provides that, upon our exercise of our option, if any, to have Section 1302 of the indenture applied to any debt securities, we will be discharged from all our obligations with respect to such debt securities, except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

•	we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling; or

•	there has been a change in tax law;

in either case to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1302 and 1304)

Defeasance of Certain Covenants

The indenture provides that, upon our exercise of our option, if any, to have Section 1303 of the indenture applied to any debt securities, we may omit to comply with certain restrictive covenants, including any that may be described in the applicable prospectus supplement or supplements, and the occurrence of certain events of default, including any that may be described in the applicable prospectus supplement or supplements, will be deemed not to be or result in an event of default, in each case with respect to such debt securities. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of such debt securities, money or U.S. Government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the indenture and such debt securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercised this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. Government obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments. (Sections 1303 and 1304)

Notices

We will provide notices to holders of debt securities by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

Title

We, the trustee and any of our agents or those of the trustee may treat the person in whose name a security is registered as the absolute owner of such security, whether or not such security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)

Governing Law

The indenture and the debt securities will be governed by, and construed and enforced in accordance with, the law of the State of New York. (Section 112)

Certain Definitions

Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided. (Section 101)

“Attributable Debt” means, with respect to a lease in a sale and leaseback transaction, the total net amount of rent required to be paid during the remaining primary term of such lease, discounted at a rate per annum equal to 6.45% calculated in accordance with generally accepted accounting practices. The net amount of rent required to be paid under any such lease for any such period will be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance, repairs, insurance, taxes, assessments, utility, operating and labor costs and similar charges.

“Capital Stock” of any person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participation, including partnership interests, whether general or limited, of such person.

“Consolidated Net Tangible Assets” means the aggregate amount of our assets and that of our subsidiaries after deducting (a) all liabilities other than deferred income taxes, commercial paper, short-term bank debt, funded debt and shareholders’ equity, and (b) all goodwill and other intangibles.

“Funded Debt” means (a) all debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower and (b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles, such rental obligations to be included as funded debt at the amount so capitalized at the date of such computation and to be included for the purposes of the definition of consolidated net tangible assets both as an asset and as funded debt at the amount so capitalized.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, other than any easement not materially impairing usefulness or marketability, encumbrance, preference, priority or other security agreement, or any equivalent of any of the foregoing under the laws of any applicable jurisdiction, on or with respect to such property or assets, including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

“Principal Property” means any facility we or any restricted subsidiary owns the gross book value of which, including related land, improvements, machinery and equipment so owned, without deduction of any depreciation reserves, on the date as of which the determination is being made exceeds 1% of consolidated net tangible assets.

“Restricted Subsidiary” means any subsidiary which owns a principal property.

“Sale and Leaseback Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such person of any property or asset of such person which has been or is being sold or transferred by such person more than 180 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement will be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Subsidiary” means (a) a corporation more than 50% of the voting stock of which we and/or one or more subsidiaries owns or (b) any other person (other than a corporation) of which we and/or one or more subsidiaries has at least a majority ownership and power to direct the policies, management and affairs.

PLAN OF DISTRIBUTION

We may sell the debt securities offered pursuant to this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through agents;

•	through underwriters, brokers or dealers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, brokers, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

The validity of the debt securities offered by this prospectus and any prospectus supplement or supplements will be passed upon for us by Joseph W. Schmidt, Esq., our Vice President, General Counsel and Secretary.

EXPERTS

The financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.